Exhibit 99.1

Northern Oil and Gas, Inc. Announces Agreement Permitting TRT Holdings and Its Affiliates to Increase Their Equity Stake to up to 20% of Northern’s Common Stock

WAYZATA, MINNESOTA — January 5, 2015 — Northern Oil and Gas, Inc. (NYSE MKT: NOG) (“Northern”) today announced that on January 2, 2015, Northern entered into a letter agreement (the “Agreement”) with Robert B. Rowling, Cresta Investments, LLC, Cresta Greenwood, LLC and TRT Holdings, Inc. (together, “TRT”).  The Agreement provides that, upon the terms and subject to the conditions set forth in the Agreement, a committee of disinterested directors of Northern’s board of directors approved, for purposes of Section 302A.673 of the Minnesota Business Corporations Act (the “MBCA”), the acquisition by TRT and their affiliates of additional shares of Northern’s common stock in excess of 10% of the issued and outstanding shares but less than 20% of Northern’s issued and outstanding shares of common stock.

Section 302A.673 of the MBCA prevents a company from entering into certain business combination transactions with an “interested shareholder” (defined as a beneficial owner of 10% or more of the voting power of the outstanding shares) for a period of four years unless (i) prior approval for an ownership percentage greater than 10% has been granted by an independent committee of the company’s board of directors (an “Independent Committee”), or (ii) the business combination was approved by an Independent Committee prior to the party becoming an “interested shareholder.”  TRT requested approval to increase their ownership beyond the 10% limit set forth in the MBCA.

The Agreement also provides that (i) if TRT becomes the beneficial owner of 20% or more of the Company’s common stock without approval by an Independent Committee, then TRT may not, for a period of four years, engage in certain extraordinary transactions with the Company, including a merger, tender or exchange offer and certain purchases of securities and assets, (ii) TRT will vote for the Company’s recommended slate of directors at the Company’s 2015 annual meeting of shareholders and (iii) subject to certain exceptions set forth in the Agreement, TRT will not make a proposal regarding certain extraordinary transactions with the Company, including a merger, tender or exchange offer and certain purchases of securities and assets, until the earlier of May 30, 2015 and the Company’s 2015 annual meeting.

The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Agreement, a copy of which is included as Exhibit 10.1 in Northern’s Form 8-K that was filed today with the SEC.

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

INVESTOR RELATIONS CONTACT:

Brandon Elliott
EVP, Corporate Development and Strategy
952-476-9800
Belliott@northernoil.com

Erik Nerhus
VP, Business Development
952-476-9800
Enerhus@northernoil.com